Exhibit 99.1

Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211

News Release

Media Contact:	Lauren C. Steele VP Corporate Affairs 704-557-4551
Investor Contact:	David V. Singer Executive VP & CFO 704-557-4604

FOR IMMEDIATE RELEASE	Symbol: COKE
April 23, 2003	Quoted:The Nasdaq Stock Market (National Market)

Coca-Cola Bottling Co. Consolidated Reports First Quarter 2003 Results

•	Physical case volume increased by 1%
•	Operating cash flow* declined by 14%
•	Net income was $1.4 million down $2 million from prior year

CHARLOTTE, NC — Coca-Cola Bottling Co. Consolidated today announced it earned $1.4 million or $.16 per share for the first quarter of 2003. This compares to net income of $3.4 million or $.39 per share for the first quarter of 2002.

The Company’s first quarter results reflect below expected sales, especially in the high margin cold drink channels. Net sales were up 1.3% reflecting a 1% increase in bottle/can volume, higher contract sales and a small decrease in average revenue per case. Volume was up 4% in our take home channels, but was down 5% in our cold drink channels. Cost of goods per unit was approximately flat as slightly higher raw material costs were offset by lower manufacturing costs. As a result, the Company’s gross margin was approximately even with the prior year. Selling, general and administrative (“SG&A”) expenses were up $5.7 million or approximately 6%, which led to a $5.3 million or 14% decline in operating cash flow*. The growth in SG&A expense includes an increase of $1 million in employee benefit costs, primarily reflecting increases in the cost for pension and health benefits. In addition, the cost of property and casualty insurance was up by $1.1 million and fuel costs were up 30% or about $.6 million. Interest expense declined $1.8 million or approximately 15%, offsetting a portion of the operating cash flow* decline.

J. Frank Harrison, III, Chairman and CEO, said, “The Company’s financial results in the first quarter were disappointing. Our financial results reflect lower margins driven by softer than anticipated sales, particularly in our cold drink channels, higher benefit costs as well as the fixed nature of many of our operating expenses.” Mr. Harrison said, “The shift of the Easter holiday from March in 2002 to April in 2003 impacts first quarter volume comparisons, primarily in the take home channels. Severe weather led to closings of businesses in portions of our territories in the first quarter, which reduced sales in the Company’s cold drink channels.” Mr. Harrison also said, “Despite the disappointing earnings, cash flow continues to be strong as reflected by a decrease in debt and lease liabilities of more than $20 million over the past twelve months, despite the March 28, 2003 purchase of half of The Coca-Cola Company’s interest in Piedmont Coca-Cola Bottling Partnership for $53.5 million.”

William B. Elmore, President and COO, said, “Although overall volume was below expectations, Dasani continued its solid growth trend, with volume up nearly 20% in the first quarter of 2003. Another bright spot in the quarter was the growth in our take home business, which was up 4%, despite the shift in Easter holiday sales. This growth reflects innovation led by Vanilla Coke, diet Vanilla Coke, diet Cherry Coke and Minute Maid Lemonade.” Mr. Elmore also said that a portion of the Company’s weakness in financial results reflects the shift in distribution methodology which was made during 2002 from conventional routing to a pre-sell system. The cost of a pre-sell system is more fixed in nature than a conventional system, which lowers operating margins in the seasonally softer first and fourth quarters. This seasonal softness was exacerbated in the first quarter of 2003 by the shifting of Easter holiday sales and the adverse impact of weather on the Company’s higher margin cold drink business.

*	Operating Cash Flow is defined as Income from Operations plus Depreciation and Amortization Expense. Included in the attached pages of this release is a reconciliation of this non-GAAP measure to a measurement required by accounting principles generally accepted in the United States of America. The Company believes that operating cash flow is a useful measurement tool that is commonly used in evaluating the financial performance and in business valuations of soft drink bottlers by investors.

Forward-looking statements.

Included in this news release are several forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include the effect of the shift of the Easter holiday from March 2002 to April 2003 and the effect of the shift in distribution methodology from conventional routing to a pre-sell system. These expectations are based on currently available competitive, financial and economic data along with the Company’s operating plans, and are subject to future events and uncertainties. Among the events or uncertainties which could adversely affect future periods are lower than expected net pricing resulting from increased marketplace competition, an inability to meet requirements under bottling contracts, an inability to meet performance requirements for expected levels of marketing support payments from The Coca-Cola Company, reduced marketing and advertising spending by The Coca-Cola Company or other beverage companies; material changes from expectations in the cost of raw materials; higher than expected insurance premiums; lower than anticipated return on pension plan assets; higher than anticipated health care costs; war or other civil disturbances; the inability of our aluminum can or PET bottle suppliers to meet our demand; higher than expected fuel prices; changes in financial markets; an inability to meet projections in acquired bottling territories and unfavorable interest rate fluctuations. The forward-looking statements in this news release should be read in conjunction with the detailed cautionary statements found on pages 27 and 28 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2002.

—Enjoy Coca-Cola -

Coca-Cola Bottling Co. Consolidated

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

In Thousands (Except Per Share Data)

	First Quarter
	2003	2002
Net sales	$275,200	$271,618
Cost of sales	140,306	137,144

Gross margin	134,894	134,474
Selling, general and administrative expenses	102,125	96,412
Depreciation expense	19,015	17,985
Amortization of goodwill and intangibles	698	687

Income from operations	13,056	19,390

Interest expense	10,371	12,140
Other income (expense), net	(199)	(899)
Minority interest	116	759

Income before income taxes	2,370	5,592
Federal and state income taxes	963	2,214

Net income	$1,407	$3,378

Basic net income per share	$.16	$.39

Diluted net income per share	$.16	$.38

Weighted average number of common shares outstanding	9,043	8,773
Weighted average number of common shares outstanding—assuming dilution	9,043	8,857

Reconciliation of Operating Cash Flow
Income from operations	$13,056	$19,390
Amortization of goodwill and intangibles	698	687
Depreciation expense	19,015	17,985

Operating cash flow	$32,769	$38,062

Certain prior year amounts have been reclassified to conform to current year classifications.

Coca-Cola Bottling Co. Consolidated

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

In Thousands

	March 30, 2003	March 31, 2002
ASSETS

Current Assets:

Cash	$7,162	$9,172
Accounts receivable, trade, net	79,341	81,303
Accounts receivable from The Coca-Cola Company	13,134	15,475
Accounts receivable, other	5,649	6,385
Inventories	38,469	40,852
Prepaid expenses and other current assets	9,334	5,304

Total current assets	153,089	158,491

Property, plant and equipment	853,681	826,018
Less-Accumulated depreciation and amortization	390,956	347,045

Property, plant and equipment, net	462,725	478,973

Leased property under capital leases	47,618	60,761
Less-Accumulated amortization	3,538	9,982

Leased property under capital leases, net	44,080	50,779

Other assets	58,521	70,729
Franchise rights, net	522,189	506,277
Goodwill, net	100,754	100,754
Other identifiable intangible assets, net	10,398	8,026

Total	$1,351,756	$1,374,029

Certain prior year amounts have been reclassified to conform to current year classifications.

Coca-Cola Bottling Co. Consolidated

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

In Thousands

	March 30, 2003	March 31, 2002
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:

Portion of long-term debt payable within one year	$39	$147,431
Current portion of obligations under capital leases	3,969	5,715
Accounts payable, trade	38,617	35,476
Accounts payable to The Coca-Cola Company	5,227	4,817
Other accrued liabilities	65,543	68,257
Accrued compensation	11,354	7,817
Accrued interest payable	16,577	15,122

Total current liabilities	141,326	284,635

Deferred income taxes	156,330	160,578
Pension and retiree benefit obligations	39,286	32,941
Other liabilities	60,248	60,510
Obligations under capital leases	41,771	41,811
Long-term debt	845,978	717,625

Total liabilities	1,284,939	1,298,100

Minority interest	31,819	56,452

Stockholders’ Equity:
Common Stock	9,704	9,454
Class B Common Stock	3,029	3,009
Capital in excess of par value	97,220	89,559
Retained earnings (accumulated deficit)	5,189	(8,929)
Accumulated other comprehensive loss	(18,890)	(12,362)

	96,252	80,731
Less-Treasury stock, at cost:
Common	60,845	60,845
Class B Common	409	409

Total stockholders’ equity	34,998	19,477

Total	$1,351,756	$1,374,029

Certain prior year amounts have been reclassified to conform to current year classifications.